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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is entered into this 1st day of June, 1999, by and between ELITE INFORMATION GROUP, INC., a Delaware corporation (the "Company"), and CHRISTOPHER K. POOLE (the "Executive").

                                   WITNESSETH

         WHEREAS, the Company wishes to engage the long-term services of Executive to serve as Chief Executive Officer; and

         WHEREAS, the Executive and the Company wish to evidence such engagement by the terms hereof.

         NOW, THEREFORE, in consideration of the mutual premises herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment from the Company upon the terms and conditions hereinafter set forth.

         2.       TERM.

                  (a) The term of employment under this Agreement shall commence as of the date hereof and shall extend for one (1) year from the date of execution (the "Full Term"), and shall automatically renew for successive one-year terms unless terminated sooner by either the Company or Executive as hereinafter provided in this Section 2.

                  (b) The Company may, at its election, terminate the employment of Executive and related obligations of the Company under this Agreement as follows:

                           (1)   FOR DISABILITY.  For purposes of this
Agreement, Executive shall be deemed to be permanently disabled when Executive has become unable, by reason of physical or mental disability, to perform the majority of Executive's duties for a period of at least 180 consecutive days, as determined by the Company's Board of Directors exercising reasonable judgment. If Executive shall disagree with a determination by the Company that Executive has become permanently disabled, the question of Executive's disability shall be submitted to an impartial and reputable physician for determination, such physician to be selected by mutual agreement of Executive and the Company or, failing such agreement, selected by two physicians (one of which shall be selected by the Company and the other by Executive), and the determination of the question of Executive's permanent disability by such physician shall be final and binding on Executive and the Company. The Company shall pay the reasonable fees and expenses of such physician or physicians.


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                           In the event of the termination of this Agreement by
the Company because of Executive's permanent disability as determined in accordance with the immediately preceding paragraph, the Company will promptly pay to Executive, seven (7) days following execution of a general release of claims against the Company (in the form attached hereto as Exhibit A), cash termination compensation in a lump sum amount equal to Executive's annual gross salary in effect on the date of such determination of permanent disability. The Company shall also pay a Proportionate Amount of any incentive bonus which would otherwise have been received by Executive with respect to the year in which such determination is made within seven (7) days from such date as such amount may be finally determined in accordance with the bonus plan set by the Board of Directors for Executive (the "Determination Date"). The "Proportionate Amount" shall be determined by multiplying (i) the total amount of such bonus that the Executive would have received if he had worked throughout the year to which such bonus applied times (ii) an amount equal to the total number of calendar days in the year up to and including the date of termination divided by 365. In addition, if the Company terminates Executive's employment pursuant to this
Section 2(b)(1), the Executive, and his eligible dependents, will be eligible for continuation coverage pursuant to 29 U.S.C. ss161 et seq. ("COBRA"), and, should he elect such coverage, the Company agrees to bear the entire expense of such coverage without contribution by Executive for the period ending eighteen
(18) months following such termination (or such longer period as may subsequently be provided by amendment to COBRA, if any). .

                           (2)   FOR CAUSE.  Should the Board of Directors
find that there is Cause (as defined below) to terminate Executive's employment, the Board shall provide written notice to Executive setting forth with reasonable specificity such event or events of Cause. Executive shall have thirty (30) days following receipt of such notice to cure such event. If Executive fails to cure such event within such time period, the Company may terminate Executive's employment as provided below. The Company's termination of Executive's employment for Cause must be made by giving a Notice of Termination (as defined in Section 2(f) hereof) to Executive specifying which of the following events constitutes Cause. For the purpose of this Agreement, Cause shall mean the occurrence of any of the following events:

                                 (i)    Executive's substantial failure to carry
out and perform his material duties after written notice from the Board of Directors;

                                 (ii)   Executive's repeated refusal to follow
the lawful directives of the Board of Directors;

                                 (iii)  Executive's commission of a felony
(other than a traffic violation);

                                 (iv)   Executive's commission of an act of
fraud, embezzlement, theft or other act of material financial dishonesty against the Company;

                                 (v)    Executive's commission of an act
involving moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to customer relations, operations or business prospects of the Company or its affiliates; or,


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                                 (vi)   Executive's material breach of the
material provisions of this Agreement or the Proprietary Information and Inventions Agreement signed by Executive upon the commencement of his employment with the Company (attached hereto as Exhibit B), including, but not limited to, the provisions relating to the use and disclosure of the Company's confidential information.


Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (i) written notice to Executive, as provided above, setting forth the reasons for the Company's intention to terminate for Cause,
(ii) an opportunity for Executive, together with Executive's counsel, to be heard before the Board of Directors of the Company, and (iii) delivery to Executive of a Notice of Termination from the Board of Directors of the Company finding that, in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth above in clause (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail. In making the determinations described in clauses (i), (ii), (iii) and (iv) of this subsection (b) of this
Section 2, the Company shall act reasonably and in good faith. If Executive is terminated for Cause as provided in this Section 2(b)(2), Executive shall only be entitled to receive his base compensation through the date of termination plus any accrued but unused vacation.

                           (3)   WITHOUT CAUSE. If Executive's employment is
involuntarily terminated for any reason other than "Cause" as discussed in
Section 2(b)(2) hereof the Company will promptly pay to Executive, seven (7) days following execution of a general release of claims against the Company (in the form attached hereto as Exhibit A), in cash and in a lump sum an amount equal to the product of two multiplied by Executive's annual gross salary in effect on the date of such involuntary termination. If such termination occurs pursuant to a Change of Control, or within two (2) years of a Change of Control (as defined below), the Company shall also pay Executive the larger of (i) the Proportionate Amount of any incentive bonus which would otherwise have been received by Executive with respect to the year in which such termination occurs (payable seven (7) days after the Determination Date) or (ii) the incentive bonus the Executive received in the year prior to the year of the termination (such amount payable seven (7) days after the Determination Date of the Proportionate Amount referenced in clause (i) above).

                  (c1) Executive may terminate his employment hereunder for "Good Reason" (as defined below), which termination shall become effective ten
(10) days after delivery to the Company by Executive of a "Notice of Termination" (as defined in Section 2 (f) hereof). In the event Executive terminates this Agreement for "Good Reason," the Company will pay to Executive, seven (7) days following execution of a general release of claims against the Company (in the form attached hereto as Exhibit A), in cash and in a lump sum an amount equal to the product of two multiplied by Executive's annual gross salary in effect at the time of delivery of Executive's "Notice of Termination." If such termination occurs for "Good Reason" as defined in clause (x) below (and excluding "Good Reason" as defined in clause (y) below), the Company shall also pay Executive the larger of (i) the Proportionate Amount of any incentive bonus which would otherwise have been received by Executive with respect to the year in which such notice is given within seven (7) days of its Determination Date or
(ii) the incentive bonus the Executive received in the year prior to the year in which such notice is given (such amount


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payable seven (7) days after the Determination Date of the Proportionate Amount referenced in clause (i) above). For purposes of this Agreement, "Good Reason" shall mean (x) a "Change of Control" (as defined below) accompanied by a Constructive Termination of this Agreement (as defined below) or (y) a failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days after written notice of such noncompliance has been given by Executive to the Company. For the purpose of this Agreement, a "Change of Control," shall mean (1) less than a majority of the members of the Board of Directors of the Company are persons who were either nominated for election by the Board of Directors or selected by the Board of Directors of the Company, (2) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the "Voting Securities" (as defined below) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into "Voting Securities" of the surviving entity) at least 50.1 percent of the total voting power represented by the "Voting Securities" of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (3) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets. As used in this Agreement, "Voting Securities" shall mean any securities of the Company which vote generally in the election of directors. If there is more than one event causing a Change of Control, the date the last such event occurs shall be the date the Change of Control occurs for purposes of this subsection and subsections 2(b)(3) and 2(c)(2) hereof. For the purpose of this Agreement, "Constructive Termination" shall mean that after the date hereof the Executive's position is altered such that he ceases to have authority equivalent to that of the senior executive officer of the Company or a successor in interest carrying on substantially all of the business of the Company; provided, however, that Constructive Termination shall not include (q) the naming of a non-employee director as Chairman of the Board of the Company, or (r) a Change of Control or other corporate transaction whereby the Company becomes part of another entity if the Executive remains the senior executive officer of the division, subsidiary or other entity carrying on the business currently conducted by the Company.

                  (c2) Executive may terminate his employment hereunder effective at any time following the first anniversary, and before the second anniversary, of a Change of Control (as defined above), which termination shall become effective sixty (60) days after delivery to the Company by Executive of a "Notice of Termination" (as defined in Section 2 (f) hereof). In the event Executive terminates this Agreement as provided in this subsection (c2), the Company will pay to Executive, seven (7) days following execution of a general release of claims against the Company (in the form attached hereto as Exhibit
A), in cash and in a lump sum an amount equal to the product of one and one half (1.5) multiplied by Executive's annual gross salary in effect at the time of delivery of Executive's "Notice of Termination."



                  (d) Executive may terminate this Agreement without cause upon ninety (90) days written notice provided in accordance with Section 2(f), below. In such event, Executive shall be entitled to receive his base compensation during such notice period, and any accrued but unused vacation upon such termination, but shall not be otherwise entitled to any compensation from the Company except to the extent that he has any vested rights under any of the Company's


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employee benefits plans as of the termination date. In the event that Executive dies during the term of this Agreement, the Company will pay to Executive's estate the Proportionate Amount of Executive's bonus, if any, for the period during which such death occurs within seven (7) days of the Determination Date.

                  (e) In the event of any termination of employment pursuant to Section 2(b)(3) or Section 2(c) hereof, the Executive shall have no obligation to seek employment.

                  (f) Any termination of Executive's employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, Notice of Termination shall mean a notice which (i) shall indicate the specific termination provision in this Agreement relied upon, (ii) shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) shall, in the event of termination for Cause, set forth the date that notice of Cause to terminate was provided to Executive and that Executive has failed to cure such event within the period provided in Section 2(b)(2). For purposes of this Agreement, any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination which complies with this subsection
(e) shall not be effective. Whenever in this Agreement reference is made to a "termination of employment," unless specifically stated otherwise or the context otherwise requires, such references are to be understood to refer to a termination pursuant to Section 2(b) or 2(c) and not to an expiration of the Full Term or an expiration or termination of employment during any extension or renewal of the Full Term.

         3.       COMPENSATION.

                  (a) SALARY AND BONUS. For all services rendered by the Executive to the Company, the Company shall pay the Executive a salary of $300,000 per year payable in such installments and at such times as conform to the Company's normal payroll procedures. Executive's base salary rate shall be reviewed by the Company annually and may be adjusted from time to time only with the approval of the Compensation Committee of the Board of Directors. Executive's salary shall not, during the term of this Agreement, be less than such amount. Salary and other applicable compensation payments shall be subject to withholding and other applicable taxes. Executive shall receive such compensation increases, incentive bonuses and other compensation as may be determined by the Board of Directors of the Company or any committee thereof, in accordance with the Company's then existing salary, incentive bonus and other compensation plans.



                  (b) PERQUISITES. Executive shall be eligible for such fringe benefits (such as insurance and vacations) and perquisites (such as office size and location, secretarial and clerical staff) normally provided to employees of the Company generally having responsibility commensurate to that of the Executive and such additional benefits as may be from time to time agreed upon in writing between Executive and the Company. Executive shall be entitled to paid annual vacation of up to 4 weeks per year.


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                  (c)      BENEFIT PLANS. Executive shall be entitled to
continue to participate in all of its employee benefit plans and arrangements in effect on the date hereof in which Executive participates and for which Executive is eligible. The Company shall not make any changes in such plans or arrangements, except as required by law, which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees (including, without limitation, any incentive or other bonus plans or arrangements), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or incentive bonus or other compensation payable to Executive pursuant to any provision of this Section 3. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which Executive is so employed.

                  (d) INDEMNIFICATION. Executive shall be entitled to indemnification by the Company from liability to third parties or threatened or pending actions, suits or proceedings by or in the right of the Company, by reason of the fact that Executive is or was serving as an officer or director of the Company (or is or was serving at the Company's request as an officer or director of some other enterprise), which is at least as favorable to Executive as the indemnification provided by the Company to its other senior executive officers, including any indemnification provided pursuant to a written agreement between the Company and its other executive officers, with respect to such matters.

                  (e) EXPENSES. The Company shall promptly reimburse Executive for all ordinary and necessary expenses incurred and paid by Executive in the course of the performance of Executive's duties pursuant to this Agreement and consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company's requirements with respect to the manner of reporting such expenses.

                  (f) OTHER BENEFITS. Executive may elect to purchase a long-term care or personal disability policy in his name and Company will pay one-half of the premiums for such policy, with the Company's portion not to exceed $2500 per year, during the term of this Agreement. Should Executive's employment be terminated pursuant to Section 2(b)(1) hereof, the Company shall continue to make such payments following such termination during the period, if any, in which Executive elects COBRA coverage.

                  (g) LEGAL FEES. The Company will reimburse Executive, up to $2500, for any legal fees and costs incurred by Executive in the negotiation of this Agreement.


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         4.       DUTIES. Executive is engaged as the Chairman and Chief
Executive Officer of the Company and hereby promises to perform and discharge well and faithfully the duties commensurate with such positions which may be assigned to him from time to time by the Company in connection with the conduct of its business. The Company shall use its best efforts to elect Executive to, and maintain him on, the Board of Directors of the Company during the term hereof. If Executive is elected or appointed a director or officer of the Company or any subsidiary thereof during the term of this Agreement, Executive will serve in such capacity without further additional compensation.

         5. EXTENT OF SERVICES. The Executive shall devote his entire time, attention and energies to the businesses of the Company and shall not during the term of this Agreement be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, this shall not be construed as preventing the Executive from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any significant services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, except that the Executive may serve as a director of a company having businesses which do not compete with the Company or as otherwise authorized by the Board of Directors, so long as such service does not interfere with his duties and services hereunder, and except that the Executive may purchase securities in any corporation whose securities are regularly traded, provided that such purchases shall not result in his collectively owning beneficially at any time 1% or more of the equity securities of any corporation engaged in a business competitive to that of the Company. As used in this Section 5, a business shall be deemed to compete with the Company if it is described in Section 7(a)(i) of this Agreement.

         6. COVENANT NOT TO DISCLOSE. Executive acknowledges that during the course of his employment with the Company he has or will have access to and knowledge of certain information and data which the Company considers confidential, and that the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, Executive hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that, during or after the term of his employment, without the prior written consent of the Company he will not communicate, publish or disclose, to any person anywhere or use any Confidential Information (as hereinafter defined) for any purpose except where necessary or appropriate to carry out his duties as contemplated by this Agreement or as required by law or legal process. Executive will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied except where necessary or appropriate to carry out his duties as contemplated by this Agreement or as may be required by law or legal process. Executive will return to the Company all Confidential Information in Executive's possession or under Executive's control when the duties of Executive no longer require Executive's possession thereof, or whenever the Company shall so request, and in any event will promptly return all such Confidential Information if Executive's relationship with the Company is terminated and will not retain any copies thereof. For purposes hereof the term "Confidential Information" shall mean any information or data used by or belonging or relating to the Company that is not known generally to the industry in which the Company is or may be engaged, including without


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limitation any and all trade secrets, proprietary data and information relating to the Company's past, present or future business, price lists, customer lists, names of Company employees, performance assessments of Company employees, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Company advises Executive should be treated as confidential information.

         7.       COVENANT NOT TO COMPETE.

                  (a) Executive agrees that during the term of his employment by the Company and for a period of one (1) year from and after the voluntary or involuntary termination of such employment (such term of employment and one year period thereafter are referred to collectively herein as the "Noncompetition Period"), he will not, directly or indirectly, without the express written consent of the Company:

                           (i)   own or have any interest in or act as an
officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, be retained by, render consulting or advisory services regarding designing, developing, producing, selling or marketing to, or in any way assist, any person, firm, corporation, partnership, business trust, limited liability company or any other entity or business located in or doing business anywhere in the United States which is engaged in competition in any manner with any business at any time during the Noncompetition Period then engaged in by the Company or by any subsidiary, parent or affiliate of the Company, including, without limitation, any such person, entity or business that is then in the business of developing or marketing software to law firms;

                           (ii)  divert or attempt to divert clients, customers
(whether or not such persons have done business with the Company once or more than once) or accounts of the Company; or

                           (iii) entice, induce or in any manner influence any
person who is or shall be in the employ or service of the Company to leave such employ or service.

                  (b)      With respect to Executive's obligations under this
Section 7, Executive acknowledges that the Company's geographic market is in the United States, Canada and the United Kingdom.

                  (c) The restrictions contained in this Section 7 are considered by the parties hereto to be fair, reasonable and necessary for the protection of the legitimate business interests of the Company.

         8.       CERTAIN REMEDIES.

                  (a) Recognizing that irreparable injury will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Executive contained in Sections 6 and 7 hereof, and that the Company's remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other rights or remedies which may be available to them (including, without limitation, recovery of monetary damages from Executive), shall be entitled to an


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injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Executive, and each and every person, firm or company acting in concert or participation with Executive, from the continuation of such breach and, in addition thereto, Executive shall pay to the Company all ascertainable damages, including costs and reasonable attorneys' fees, sustained by the Company by reason of the breach or threatened breach of said covenants and assurances.

                  (b)      In addition to the remedies described in subsection
(a) of this Section 8, the Company shall no longer be obligated to make any payments otherwise due or to provide any benefits under Section 2 or 3 of this Agreement in the event of any breach of Section 6 or 7 of this Agreement.

                  (c) The obligations and rights of Executive, the Company, and their successors and assigns under the last sentence of Section 2(b)(1) and Sections 6, 7 and 8 of this Agreement shall survive the termination of this Agreement.

                  (d) The covenants and obligations of Executive set forth in Sections 6 and 7 of this Agreement are each independent covenants and are in addition to and not in lieu of or exclusive of any other obligations and duties of Executive to the Company, whether express or implied in fact or in law.

                  (e) Except as provided in Section 8(a) above, in the event that Executive asserts any claim arising out of or relating to Executive's employment relationship with the Company, or in the event that the parties have any dispute under this Agreement, Executive and the Company agree to submit any such matter to final and binding arbitration, upon a request submitted by Executive in writing to the Company within sixty (60) days from the date the claim arose. If the Company does not receive a written request for arbitration from Executive within sixty (60) days from the date the claim arose, or within such other time period provided herein, Executive will have waived any right to raise the claim, in any forum, arising out of Executive's employment relationship with the Company. Statutory claims can be raised within the limitations period provided by the applicable statute.

                  (1) IN CONSIDERATION FOR AND AS A MATERIAL CONDITION OF EMPLOYMENT AND CONTINUATION OF EMPLOYMENT WITH THE COMPANY, EXECUTIVE AGREES THAT FINAL AND BINDING ARBITRATION IS THE EXCLUSIVE MEANS FOR RESOLVING COVERED DISPUTES; NO OTHER ACTION MAY BE BROUGHT IN COURT OR IN ANY OTHER FORUM. THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION FOR A COVERED CLAIM; ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE THE CLAIM.

                  (2) Claims covered by this Section 8(e) include, but are not limited to, the following: (i) alleged violations of federal, state and/or local constitutions, statutes or regulations, including, but not limited to, laws dealing with unlawful discrimination and harassment; (ii) claims based on any purported breach of contractual obligation, including but not limited to breach of the covenant of good faith and fair dealing, wrongful termination or constructive termination;
                  (iii)


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                  violations of public policy; (iv) claims based on contract or tort; and (v) claims arising under any provision of this Agreement, including the formation, validity, interpretation, effect or alleged breach of this Agreement. THIS INCLUDES, BUT IS NOT LIMITED TO, CLAIMS BROUGHT UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964; CALIFORNIA GOVERNMENT CODE SECTION 12960, et seq.; AND ANY OTHER FEDERAL, STATE OR LOCAL ANTI-DISCRIMINATION LAWS RELATING TO DISCRIMINATION INCLUDING BUT NOT LIMITED TO THOSE BASED ON THE FOLLOWING PROTECTED
                  CATEGORIES: SEX AND GENDER; RACE; RELIGION; NATIONAL ORIGIN; MENTAL OR PHYSICAL DISABILITY (INCLUDING CLAIMS UNDER THE AMERICAN WITH DISABILITIES ACT); MEDICAL CONDITION (CANCER); VETERAN OR MILITARY STATUS; AGE; PREGNANCY; AND RETALIATION FOR ALLEGING OR FILING ANY GRIEVANCE RELATING TO THE AFOREMENTIONED CATEGORIES.

                  (3) The following claims are expressly excluded and not covered by this agreement for final and binding arbitration:
                  (i) claims related to workers' compensation and unemployment insurance; (ii) claims which relate to or arise out of an alleged breach of Sections 6 and 7 of this Agreement; (iii) administrative filings with governmental agencies such as the Equal Employment Opportunity Commission or National Labor Relations Board; and (iv) claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an Executive benefit plan.

                  (4) Any claim arising between Executive and the Company covered by the arbitration provisions of this Agreement will be submitted to final and binding arbitration in the State of California pursuant to the employment dispute resolution rules of the American Arbitration Association in effect upon the date the claim is submitted in writing to the Company, to which rules the parties hereby expressly agree. In making his or her award, the Arbitrator shall have no power to add to, delete from or modify the terms of this Agreement, or to construe implied terms or covenants herein, the parties being in agreement that no such implied terms or covenants are intended. The Arbitrator shall have the authority to make any finding congruent with applicable law. In reaching his or her decision, the Arbitrator shall adhere to relevant law and applicable legal precedent, and shall have no power to vary therefrom. At the time of issuing his or her award, the Arbitrator shall, in the award or separately, make specific findings of fact, and set forth such facts in support of his or her decision, as well as the reasons and basis for his or her opinion. Should the Arbitrator exceed the jurisdiction or authority here conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the Arbitrator's award in a court of competent jurisdiction. Should Executive pursue any dispute covered by the arbitration provisions of this Agreement by any method other than said arbitration, the Company shall be entitled to recover from Executive all damages, costs, expenses, and attorneys' fees incurred as a result of such action.


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                  (5)      The Company will pay two-thirds and Executive will
                  pay one-third of the arbitrator's fees and costs. Each party shall be responsible for payment of its attorneys' fees.

         9. POTENTIAL UNENFORCEABILITY OF ANY PROVISION. If a final judicial determination is made that any provision of this Agreement is an illegal, invalid or unenforceable restriction against Executive, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provision or provisions illegal, invalid or unenforceable, and such illegal, invalid or unenforceable provision or provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of the Company that is lawful, valid and enforceable, as the case may be. A judicial determination that any provision of this Agreement is illegal, invalid or unenforceable shall in no instance render the entire Agreement illegal, invalid or unenforceable, as the case may be, but rather the Agreement will continue in full force and effect absent any illegal, invalid or unenforceable provision or portion thereof to the maximum extent permitted by law and as contemplated by the immediately preceding sentence.

         10. WAIVER OF BREACH. Failure of the Company to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment by the Company of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of that right or power at any other time or times.

         11. ENTIRE AGREEMENT; AMENDMENT. This Agreement, and the Proprietary Information and Inventions Agreement executed by and between Executive and Elite Information Systems, Inc., cancel and supersede all previous agreements relating to the subject matter hereof and thereof, written or oral, between the parties hereto and contain the entire understanding of the parties hereto and shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto.

         12. CAPTIONS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

         13. GOVERNING LAW. This Agreement and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

         14. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed duly given if delivered by hand or if mailed by certified or registered mail with postage prepaid as follows:

                  If to the Company:

                           Broadway & Seymour, Inc.
                           c/o Elite Information Systems, Inc.

                           5100 West Goldleaf Circle, Suite 100
                           Los Angeles, CA 90056
                           Attn:  Chief Financial Officer

                  If to Executive:

                           Christopher K. Poole
                           1819 Fairmount Avenue
                           La Canada, CA  91011

or to any other address as either party may provide to the other in writing.

         15. ASSIGNMENT. This Agreement is personal and not assignable by Executive, but it may be assigned by the Company without notice to or consent of Executive, and shall thereafter be binding upon and enforceable by any person which shall acquire or succeed to substantially all of the business or assets of the Company (and such person shall be deemed included in the definition of the Company for all purposes of this Agreement), but is not otherwise assignable by the Company. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Employer's estate.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in duplicate, and Executive has hereunto set his hand, on the day and year first above written.


COMPANY:                                             EXECUTIVE

ELITE INFORMATION GROUP, INC.


By: /s/ Steven O. Todd                               /s/ Christopher K. Poole
    -------------------------                        ---------------------------
                                                     Christopher K. Poole
Name:    Steven O. Todd

Title:   Vice President

                                    EXHIBIT A

                             FORM OF GENERAL RELEASE

NO INFORMATION FILED

                                    EXHIBIT B

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


NO INFORMATION FILED


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